Exhibit 10.3

CPI CARD GROUP INC.

AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of September 21, 2021 (the “Grant Date”) by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and the undersigned (the “Participant”), pursuant to the CPI Card Group Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires from time to time to grant Awards with respect to Shares to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to effect such Awards; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant this Award to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.Grant and Vesting of Restricted Stock Units.

(a)As of the Grant Date, the Participant will be credited with the number of Restricted Stock Units set forth on the Notice attached hereto. Each Restricted Stock Unit is a notional amount that represents the right to receive one Share, subject to the terms and conditions of the Plan and this Agreement, if and when the Restricted Stock Unit vests.

(b)The Restricted Stock Units shall vest on the eighteen month anniversary of the Grant Date, subject to the Participant’s continuous service with the Company as a Director (“Service”) from the Grant Date through such anniversary, except as may otherwise be provided in Section 3 hereof.

2.Rights as a Stockholder.

Except as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Restricted Stock Units granted hereunder unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant and the Participant is recorded as the holder of such Share on the records of the Company; provided, however, that  if the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of the cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account on the books of the Company (“Account”) established for the Participant for bookkeeping purposes only. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited).

3.Termination of Service.

The Participant shall forfeit the Restricted Stock Units upon a termination of Service occurring for any reason prior to the one-year anniversary of the Grant Date. Notwithstanding the foregoing, in the event that the Participant’s Service terminates by reason of the Participant’s death or Disability or pursuant to a Qualifying Termination (as defined below) prior to the one-year anniversary of the Grant Date, the Restricted Stock Units shall vest in full as of the date of such termination of Service.

4.Qualifying Terminations Following a Change in Control.

Notwithstanding any language in the Plan, the Restricted Stock Units will not vest solely upon a Change in Control unless the Restricted Stock Units are not assumed by the Company’s successor or converted to an equivalent value award upon substantially the same terms effective immediately following the Change in Control in which case the unvested Restricted Stock Units shall vest in full upon such Change in Control. In the event the Restricted Stock Units are effectively assumed in a Change in Control, if the Participant’s Service terminates upon such Change in Control at the request of the Company or the acquirer or the Participant is involuntarily terminated by the Company or an Affiliate other than for Cause (a “Qualifying Termination”) within twelve (12) months following the Change in Control, then all unvested Restricted Stock Units shall automatically become vested on the date of such Qualifying Termination.

5.Timing and Form of Payment.

Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Restricted Stock Unit (but in any event no later than the March 15th immediately following the year in which the substantial risk of forfeiture with respect to the Restricted Stock Units lapses). Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at the time such Shares are credited to such account.

6.Nontransferability of Restricted Stock Units.

The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee.

7.Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

8.Transfer of Data.

The Participant consents to the Company or any Affiliate thereof processing data relating to the Participant for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to the Participant. The Company may make such information available to any Affiliate thereof, those who provide products or services to the Company or any Affiliate thereof (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company, and as may be required by law.

9.Securities Law Requirements.

(a)The Restricted Stock Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(b) No person who acquires Shares pursuant to the Restricted Stock Units reflected in this Agreement may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”)) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.  With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of this Agreement or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

10.No Guarantee of Continued Service.

Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

11.Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

12.Amendments.

The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of the Restricted Stock Units (but not any portion of the Restricted Stock Units that has previously vested) in whole or in part, including without limitation, amending the criteria for vesting set forth in Section 1 hereof and substituting alternative vesting criteria; provided that such alteration, amendment, suspension or termination shall not materially impair the rights of the Participant under the Restricted Stock Units without the Participant’s consent. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

13.Miscellaneous.

(a)Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, or (C) sent by next-day or overnight mail or delivery, as follows:

(i)	If to the Company:

CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention: Chief Human Resources Officer

(ii)	If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day after such delivery, (y) if by certified or registered mail, on the fifth business day after the mailing thereof, or (z) if by next-day or overnight mail or delivery, on the day delivered.

(b)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)Waiver. Subject to Section 409A of the Code, either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this. Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d)Code Section 409A Compliance. The Restricted Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly, and each payment hereunder shall be considered a separate payment. Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Restricted Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Restricted Stock Units in order to cause such portion of the Restricted Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(e)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. The Company and the Participant agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(f)Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(h)Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

(i)Award Subject to the Plan.  By electronically accepting this Agreement in accordance with the administrative procedures established by the Company, the Participant acknowledges that the Plan has been made available to the Participant and the Participant has had the opportunity to review such Plan.

— Signature page follows —

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

CPI CARD GROUP INC.

By:
Name:	John Lowe
Title:	Chief Financial Officer

PARTICIPANT

Agreed via electronic acceptance

Name:

Signature: